Exhibit 99.1

Science 37 to be Acquired by eMed, Expanding Access to Patients and Accelerating Enrollment

Science 37 stockholders to receive $5.75 per share in cash

Research Triangle Park, NC – January 29, 2024 – Science 37 Holdings, Inc. (Nasdaq: SNCE) (the “Company” or “Science 37”), the clinical research industry’s leading MetasiteTM, today announced that it has entered into a definitive merger agreement to be acquired by eMed, LLC (“eMed”), the leader in on-demand virtual care and treatment for consumers. With the most authoritative in-home testing and treatment solution available across a variety of indications, the largest real-time network of certified remote proctors, and Test-to-TreatTM technology that streamlines the patient enrollment process, eMed brings significant resources to enhance Science 37’s ability to access unique patients, enroll studies faster, and ensure long-term sustainability.

The transaction, which has been unanimously approved by Science 37 Board of Directors, is valued at an equity value of approximately $38 million and will be structured as an all-cash tender offer to acquire all outstanding shares of Science 37. Under the terms of the agreement, eMed, through its wholly owned subsidiary, will commence a tender offer to acquire all outstanding shares of Science 37 common stock for $5.75 in cash per share, representing a premium of approximately 21.3% over Science 37’s closing share price on the 26th of January, 2024, the last full trading day prior to the transaction announcement. In connection with the transaction, Stockholders collectively holding approximately 44% of the outstanding shares of common stock have entered into Tender and Support Agreements pursuant to which such stockholders have agreed, among other things, to tender all of their shares of the company in response to the tender offer and otherwise support the transaction, subject to certain exceptions and customary terms and conditions set forth therein.

“After an extensive review of opportunities available to Science 37, we believe that eMed provides the greatest value to our stockholders, customers, patients, and employees” said David Coman, Chief Executive Officer at Science 37. “Stockholders will receive a premium, trial sponsors will gain greater access to patients, faster enrollment, and confidence in the Company’s capital position, and our employees will be able to continue to pursue the existing mission of the Company.”

The transaction is subject to the tender of a majority of Science 37’s outstanding shares of common stock, and other customary closing conditions. Upon completion of the transaction, Science 37 will become a privately held company and shares of Science 37 common stock will no longer be listed on any public market. The parties anticipate that the transaction will be completed in the first quarter of 2024.

William Blair & Company, L.L.C. is serving as exclusive financial advisor to Science 37, and Thompson Hine LLP is serving as legal advisor. Hogan Lovells US LLP is serving as legal advisor to eMed.

Business Update:

In addition to the transaction announcement, Science 37 is providing a business update.

●	Gross bookings were $22.3 million and $102.0 million for the quarter ended and full year ended December 31, 2023.
●	Net of cancellations and negative scope changes, bookings were ($15.7) million and $18.7 million for the quarter ended and full year ended December 31, 2023. $32.2 million of fourth quarter realization adjustments were the result of three large studies that were canceled due to efficacy or customer portfolio prioritization.
●	Revenue for the full year ended December 31, 2023 is expected to be within the most recently issued guidance of $58 to $59 million.
●	Adjusted EBITDA(1) for the full year ended December 31, 2023 is expected to be better than the most recently issued guidance of ($32.5) million.
●	Cash as of December 31, 2023 was in excess of $50.0 million, which is consistent with the most recently issued guidance.
●	At December 31, 2023, total backlog was $132.2 million, of which approximately $40.1 million was expected to be converted to revenue in 2024. Based on historical bookings and backlog conversion performance, the targeted range of revenues for the full year ending December 31, 2024 is approximately $50 to $60 million.

(1) Adjusted EBITDA is a non-GAAP financial measure.

Science 37 has not provided a quantitative reconciliation of adjusted EBITDA guidance to net income (loss) within this press release because the Company is unable, without unreasonable efforts, to provide reconciling information with respect to interest income, depreciation, amortization, stock-based compensation, restructuring costs, change in fair value of the earn-out liability, and other adjustments to adjusted EBITDA. These items, which could materially affect the computation of GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Science 37’s control.

The foregoing Business Update statement represents management's current estimates as of the date of this release. Actual results may differ materially depending on a number of factors, including completion of customary annual audit procedures. Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release. Management does not assume any obligation to update these estimates.

About Science 37:

Science 37 Holdings, Inc.’s (Nasdaq: SNCE) mission is to accelerate clinical research by enabling universal trial access for patients. Through our Metasite™ we reach an expanded population beyond the traditional site, delivering on our goal of clinical research that works for everyone—with greater patient diversity. Patients gain the flexibility to participate from the comfort of their own homes, at their local community provider, or at a traditional site when needed. Our Metasite™ is powered by a proprietary technology platform with in-house medical and operational experts that drive uniform study orchestration, enabling greater compliance and high-quality data. To learn more, visit www.science37.com, or email science37@science37.com.

About eMed:

eMed is a telehealth and diagnostics company that develops a leading digital point-of-care platform designed for complete testing processes to be done at home. The company's platform provides verified test results and access to on-demand prescription treatment with same-day delivery, enabling consumers to easily get tested and receive expert healthcare guidance. eMed developed the first at-home, digital point-of-care COVID-19 test in 2020. The company has expanded its offering of kits since then to include testing for the flu and UTIs, among others –supported by its on-demand telehealth solutions.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the parties’ ability to complete the transaction, including the parties’ ability to satisfy the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. These forward-looking statements generally can be identified by the words “believe,” “can,” “could”, “seek”, “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “might”, “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant known and unknown risks and uncertainties, many of which are outside of the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, but not limited to: uncertainties as to the timing of the Offer and Merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of the Company’s stockholders will tender their stock in the Offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit or delay the consummation of the transaction; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that competing offers for the Company will be made; the effect of the announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from the Company’s ongoing business operations; the risk of litigation and/or regulatory actions related to the proposed acquisition, including the risk that such litigation or actions may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; the successful integration of the Company into Parent subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including the Company’s current Annual Report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by the Company and the tender offer documents to be filed by Parent and Merger Sub. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 6, 2023 and in the other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The Company does not give any assurance that the Company will achieve its expectations.

The Company’s preliminary selected financial results are preliminary, are not a comprehensive statement of financial results for the year ended December 31, 2023, and are provided prior to completion of all internal and external audit review procedures and, therefore, are subject to adjustment. Actual results may vary from these estimates, and the variations may be material. Among the factors that could cause or contribute to material differences between the Company’s actual results and expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: changes to the Company’s financial results for the year ended December 31, 2023 due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time that the Company’s financial statements for the year are finalized and publicly released and other risks and uncertainties described above and in the Company’s filings with the SEC.

The projections and forecasts were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board and should not be relied upon to make an investment decision with respect to the Company. Such projections and forecasts do not purport to present the Company’s financial condition in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and forecasts and, accordingly, does not express an opinion or any other form of assurance with respect to such projections and forecasts. Any projections or forecasts were prepared for internal use, capital budgeting and other management decisions and are subjective in many respects. Any such projections or forecasts reflect numerous assumptions made by management of the Company with respect to financial condition, business and industry performance, general economic, market and financial conditions, and other matters, all of which are difficult to predict, and many of which are beyond the Company’s control. The disclosure of the projections and forecasts should not be regarded as an indication that the Company or its affiliates or representatives consider the projections and forecasts to be a reliable prediction of future events, and the projections and forecasts should not be relied upon as such.

Important Additional Information and Where to Find it

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Science 37 common stock, nor is it a substitute for the tender offer materials that eMed and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. The tender offer for the outstanding shares of common stock of Science 37 has not yet commenced. At the time the tender offer is commenced, eMed and a wholly-owned subsidiary of eMed will file a tender offer statement on Schedule TO with the SEC, and thereafter Science 37 will file a solicitation/recommendation statement on Schedule 14D-9, in each case, with respect to the offer.

THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY Science 37’s STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Both the tender offer statement and the solicitation/recommendation statement will be mailed to Science 37’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Science 37 by contacting investor relations at investors@Science37.com. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available for free at www.sec.gov, upon filing with the SEC. In addition to these documents Science 37 files annual, quarterly and current reports and other information with the SEC, which are also available for free at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by Science 37 with the SEC will be available for free at https://investors.science37.com.

SCIENCE 37’s STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF SCIENCE 37 COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

SOURCE Science 37 Holdings Inc. and eMed LLC.

Contacts for Science 37:

INVESTOR RELATIONS:

Steve Halper

LifeSci Advisors

shalper@lifesciadvisors.com

MEDIA INQUIRIES:

Science 37

Email: pr@science37.com